UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
QUEST RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	90-0196936
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Preferred Stock Purchase Rights	The NASDAQ Global Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURE

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on June 1, 2006 by Quest Resource Corporation, a Nevada corporation (the “Company”), as set forth below. The Form 8-A is hereby incorporated by reference herein.
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A is amended and supplemented by adding the following:
     On July 2, 2009, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with New Quest Holdings Corp., a Delaware corporation (“Holdco”), Quest Midstream Partners, L.P., a Delaware limited partnership (“QMLP”), Quest Energy Partners, L.P., a Delaware limited partnership (“QELP”), Quest Midstream GP, LLC, a Delaware limited liability company (“QMGP”), Quest Energy GP, LLC, a Delaware limited liability company (“QEGP”), Quest Resource Acquisition Corp., a Delaware corporation that is a wholly-owned direct subsidiary of Holdco (“QRC Merger Sub”), Quest Energy Acquisition, LLC, a Delaware limited liability company that is a wholly-owned direct subsidiary of Holdco (“QELP Merger Sub”), Quest Midstream Holdings Corp., a Delaware corporation that is a wholly-owned direct subsidiary of Holdco (“QMHC”), and Quest Midstream Acquisition, LLC, a Delaware limited liability company that is a wholly-owned direct subsidiary of QMHC (“QMLP Merger Sub”).
     The Merger Agreement provides, among other things, for the merger of QRC Merger Sub with and into the Company (the “QRC Merger”) and the conversion of the outstanding shares of Common Stock into the right to receive shares of common stock of Holdco subject to the terms and conditions set forth in the Merger Agreement. The Board of Directors of the Company has unanimously approved the QRC Merger and the Merger Agreement and has recommended that the stockholders of the Company approve the QRC Merger and the Merger Agreement. In connection with the QRC Merger, each share of Common Stock outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive 0.0575 shares of Holdco’s common stock. Any fractional share of Holdco common stock that would otherwise be issued in the QRC Merger will be rounded up to the nearest whole share of Holdco common stock.
     In connection with the execution of the Merger Agreement, the Company and Computershare Trust Company, N.A., as successor rights agent to UMB Bank, n.a. (the “Rights Agent”), entered into Amendment No. 1 to the Rights Agreement (the “Amendment”) in order to render the Rights inapplicable to the QRC Merger and the other transactions contemplated by the Merger Agreement. Capitalized terms used but not defined herein have the meanings assigned thereto in the Rights Agreement.
     In particular, among other things, the Amendment provides the following: (i) none of Holdco, QMLP, QELP, QMGP, QEGP, QRC Merger Sub, QELP Merger Sub, QMLP Merger Sub, QMHC nor any of their respective subsidiaries, affiliates, associates, stockholders or unitholders shall be deemed to be an Acquiring Person, and (ii) no Section 11(a)(ii) Event, Section 13 Event, Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have

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occurred, in each case, as a result of (a) the approval, execution, delivery or performance of the Merger Agreement or any other Transaction Document (as defined in the Merger Agreement), (b) the consummation of any of the transactions contemplated thereby, including the QRC Merger, or (c) the announcement of any of the foregoing.
     The Amendment also redefines the term “Final Expiration Date” to include the time immediately prior to the Effective Time (as defined in the Merger Agreement). As a result, the Rights Agreement shall expire in connection with the closing of the QRC Merger if the Rights Agreement has not otherwise terminated.
     The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.2 and is incorporated herein by reference.
Item 2. Exhibits.
3.1	The Company’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 8-A12G/A (Amendment No. 2) filed with the Securities and Exchange Commission on December 7, 2005).

3.2	Amendment to the Company’s Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2006).

3.3	Third Amended and Restated Bylaws of the Company (as adopted on May 7, 2008) (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 12, 2008).

4.1.	Rights Agreement dated as of May 31, 2006, between Quest Resource Corporation and UMB Bank, n.a., which includes as Exhibit A, the Certificate of Designations Preferences and Rights of Series B Preferred Stock, as Exhibit B, the Form of Rights Certificate, and as Exhibit C, the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2006).

4.2	Amendment No. 1 to Rights Agreement, dated as of July 2, 2009, between Quest Resource Corporation and Computershare Trust Company, N.A. as successor rights agent to UMB Bank, n.a., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2009).

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SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

QUEST RESOURCE CORPORATION
Dated: July 7, 2009	/s/ Jack Collins
Jack Collins
Executive Vice President, Finance/Corporate Development